Exhibit (a)(1)(i)

ORBITAL SCIENCES CORPORATION

OFFER TO PURCHASE FOR CASH

ANY AND ALL OF OUR OUTSTANDING 2.4375% CONVERTIBLE SENIOR SUBORDINATED

NOTES DUE 2027

(CUSIP No. 685564 AN 6)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 18, 2012,

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US.

Orbital Sciences Corporation (the “Company”, “we”, “us” or “our”) hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), any and all of our outstanding 2.4375% Convertible Senior Subordinated Notes due 2027 (the “Convertible Notes”). Our offer to purchase the Convertible Notes, and the terms and conditions of this Offer to Purchase and the Letter of Transmittal, are referred to herein, collectively, as the “Offer.” The Offer will expire at 12:00 midnight, New York City time, on December 18, 2012, unless the Offer is extended or earlier terminated by us, which date and time, as may be extended by us, we refer to herein as the “Expiration Date.”

Upon the terms and subject to the conditions of the Offer, holders of Convertible Notes who validly tender and do not properly withdraw their Convertible Notes prior to 12:00 midnight, New York City time, on the Expiration Date, will receive, for each $1,000 principal amount of the Convertible Notes, a cash purchase price (the “Purchase Price”) equal to $1,015. In addition, holders will receive, in respect of their Convertible Notes that are accepted for purchase, accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “Terms of the Offer—Purchase Price.”

Upon the terms and subject to the conditions of the Offer, all Convertible Notes validly tendered in the Offer and not properly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date will be accepted for purchase in the Offer.

The Offer is not conditioned on any minimum aggregate principal amount of Convertible Notes being tendered. The Offer is, however, subject to the satisfaction or waiver of certain other conditions, including the consummation by the Company of a proposed new term loan, on terms satisfactory to the Company, in an aggregate principal amount of at least $150 million (the “Financing Condition”). We expressly reserve the right, at any time or at various times, to waive any of the conditions to the Offer, in whole or in part. This Offer shall not constitute an offer to sell or the solicitation of an offer to buy any shares of the Company’s common stock or any other security. The Offer is also subject to additional general conditions discussed under “Conditions of the Offer.”

As of November 19, 2012, there was $143.75 million aggregate principal amount of Convertible Notes outstanding. The Convertible Notes are not listed on any securities exchange. Our common stock is listed on The New York Stock Exchange under the symbol “ORB.” On November 19, 2012, the last reported sale price of our common stock on The New York Stock Exchange was $12.56 per share.

Our board of directors has approved the Offer. However, none of we, our board of directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your Convertible Notes. You must make your own decision as to whether to tender your Convertible Notes and, if so, how many to tender. You should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See “Purpose; Effects; Plans.”

NEITHER THE OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Managers for the Offer are:

Citigroup and Wells Fargo Securities

Offer to Purchase dated November 20, 2012.

IMPORTANT INFORMATION

References in this Offer to Purchase to the “Company,” “we,” “us” and “our” refer to Orbital Sciences Corporation, a Delaware corporation, unless the context indicates otherwise.

All of the Convertible Notes were issued in book-entry form and are currently represented by one or more global notes held for the account of The Depository Trust Company (“DTC”).

You may tender your Convertible Notes by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “Procedures for Tendering Convertible Notes.”

We are not providing for procedures for tenders of Convertible Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, on the Expiration Date will be disregarded and of no effect.

Notwithstanding any other provision of the Offer, our obligation to accept for purchase, and to pay the Purchase Price for, any Convertible Notes validly tendered and not properly withdrawn pursuant to the Offer is subject to and conditioned upon the satisfaction of, or where applicable, waiver by us of, the Financing Condition and all other general conditions of the Offer described under “Conditions of the Offer.”

You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the Letter of Transmittal, to Georgeson Inc., as information agent for the Offer (the “Information Agent”), and you may also direct questions regarding the Offer to Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as the dealer managers for the Offer (the “Dealer Managers”), at the address and telephone number listed on the back cover of this Offer to Purchase. The Bank of New York Mellon is acting as the depositary for the Offer (the “Depositary”). See “Persons Employed in Connection with the Offer.”

Pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), neither we nor our affiliates may purchase any Convertible Notes other than pursuant to the Offer until ten business days after the applicable expiration time or other date of termination of the Offer.

We are not making this Offer to, and will not accept any tendered Convertible Notes from, holders in any jurisdiction where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act.

NONE OF US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE DEPOSITARY, THE TRUSTEE OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF CONVERTIBLE NOTES AS TO WHETHER TO TENDER ANY CONVERTIBLE NOTES. NONE OF US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE DEPOSITARY, THE TRUSTEE OR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY SUCH INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGERS, THE DEPOSITARY, THE TRUSTEE OR THE INFORMATION AGENT.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

The Bank of New York Mellon (formerly The Bank of New York) is trustee (the “Trustee”) under the indenture governing the Convertible Notes. The Trustee has not independently verified, makes no representation or warranty, express or implied, regarding and assumes no responsibility for, the accuracy or adequacy of the information provided herein.

SUMMARY TERM SHEET

The following summary is provided for your convenience. This summary is not complete and is qualified entirely by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase and any amendments or supplements thereto. It highlights material information in this Offer to Purchase and the Letter of Transmittal, but does not describe all the details of the Offer. Holders are urged to read the more detailed information set forth in this Offer to Purchase and in the Letter of Transmittal and any amendments thereto.

Who is offering to purchase my Convertible Notes?

•

Orbital Sciences Corporation, a Delaware corporation, is offering to purchase the Convertible Notes. The Company issued the Convertible Notes in December 2006. The mailing address of our principal executive offices is 45101 Warp Drive, Dulles, Virginia 20166. Our telephone number is (703) 406-5000.

Why is the Company making the Offer?

•	The principal purpose of the Offer is to refinance the Convertible Notes using the net proceeds of a proposed new term loan. See “Purpose; Effects; Plans—Purpose of the Offer.”

What securities are being sought in the Offer?

•	We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the outstanding 2.4375% Convertible Senior Subordinated Notes due 2027.

•	As of November 19, 2012, there were $143.75 million in aggregate principal amount of Convertible Notes outstanding.

What are the important dates relevant to the Offer?

• Commencement Date	November 20, 2012

• Expiration Date	12:00 midnight, New York City time, on December 18, 2012, unless extended or earlier terminated

• Settlement Date	Promptly after the applicable Expiration Date. The Company expects that this date will be on or about December 21, 2012, unless the Offer is extended

Holders are advised to check with any bank, securities broker or other intermediary through which they hold Convertible Notes as to whether such intermediary must receive a holder’s instructions to participate in, or withdraw their instruction to participate in, the Offer before the Expiration Date specified above. Holders who tender the Convertible Notes through ATOP on the Expiration Date should allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date.

What Purchase Price are you offering for the Convertible Notes and how many Convertible Notes will the Company purchase in all?

•

Upon the terms and subject to the conditions of the Offer, holders of Convertible Notes who validly tender and do not properly withdraw their Convertible Notes on or prior to the Expiration Date, will receive, for each $1,000 in principal amount of Convertible Notes that are accepted for purchase in the Offer, a cash purchase price equal to $1,015, without interest (the “Purchase Price”). In addition, holders whose Convertible Notes are accepted for purchase in the Offer will receive accrued and unpaid interest on the principal amount of the Convertible Notes from the last interest payment date to, but excluding, the settlement date of the Offer. See “Terms of the Offer—Purchase Price.”

•

Upon the terms and subject to the conditions of the Offer, we will purchase any and all of our outstanding Convertible Notes validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. See “Terms of the Offer—Purchase Price.”

How and when will I be paid?

•

If your Convertible Notes are accepted for purchase in the Offer, you will be paid the Purchase Price plus accrued and unpaid interest on the principal amount of the Convertible Notes from the last interest payment date to, but excluding, the settlement date of the Offer, in cash, promptly after the Expiration Date and the acceptance of such Convertible Notes for purchase. Payment will be made in U.S. dollars to an account designated by the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “Terms of the Offer—Purchase Price.”

Is the Offer subject to any minimum tender conditions?

•

Our obligation to purchase Convertible Notes validly tendered and not properly withdrawn in the Offer is not subject to any minimum tender condition. However, the Offer is subject to the satisfaction or waiver of the Financing Condition and other conditions described under “Conditions to the Offer.”

How will we fund the purchase of Convertible Notes in the Offer?

•

We intend to use the net proceeds from a proposed new term loan, together with cash on hand (as necessary), to fund the purchase of the Convertible Notes in the Offer. We cannot assure you that the term loan will be consummated. Subject to Rule 14e-l(c) under the Exchange Act, if the Financing Condition is not satisfied, we will not be required to accept for purchase, or to pay for, any Convertible Notes. See “Other Information – Source and Amount of Funds.”

•

The Offer is contingent upon the consummation by the Company of a proposed new term loan. There are no alternative financing arrangements or plans in the event that the Financing Condition is not met. If the Financing Condition is satisfied, we will promptly disclose this information and we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act. This Offer to Purchase and the accompanying Letter of Transmittal are not an offer to sell or a solicitation of an offer to buy any shares of the Company’s common stock, or any other security. See “Conditions to the Offer.”

How will I be notified if the Offer is extended, amended or terminated?

•

If we extend, amend or terminate the Offer, we will give notice to the Depositary and make a public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time on the business day immediately following the previously scheduled Expiration Date. See “Terms of the Offer—Expiration Date; Extension; Amendments” and “Conditions to the Offer.”

How do I participate in the Offer?

•	You may tender your Convertible Notes by transferring the Convertible Notes through ATOP or following the other procedures described under “Procedures for Tendering Convertible Notes.”

What must I do to participate if my Convertible Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee?

•

If you wish to tender your Convertible Notes and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender your Convertible Notes on your behalf.

•	You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

•

Should you have any questions as to the procedures for tendering your Convertible Notes, please call your broker, dealer, commercial bank, trust company or other nominee, or call the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase.

•

We are not providing for procedures for tenders of Convertible Notes to be made by guaranteed delivery. Accordingly, if you intend to tender your Convertible Notes on the Expiration Date, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on such date. If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf at or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, on the Expiration Date will be disregarded and of no effect.

See “Procedures for Tendering Convertible Notes.”

Once I have tendered Convertible Notes, can I change my mind?

•

You may withdraw previously tendered Convertible Notes at any time before the applicable Offer expires. In addition, after the Offer expires, if we have not accepted for purchase the Convertible Notes you have tendered, you may withdraw your Convertible Notes at any time after 12:00 midnight, New York City time, on the 40th business day after the commencement of the Offer.

•

To withdraw Convertible Notes previously tendered, you or your broker, dealer, commercial bank, trust company or other nominee must cause the DTC participant holding the Convertible Notes through its DTC account to timely generate a “Request Message” with respect to the withdrawal specifying the amount of Convertible Notes to be withdrawn, the name of the beneficial owner of the Convertible Notes and the number of the account at DTC to be credited with the withdrawn Convertible Notes, and you must otherwise comply with DTC’s procedures. See “Procedures for Tendering Convertible Notes—Withdrawal Rights.”

•	You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your withdrawal instruction.

How will participation in the Offer affect my rights with respect to the Convertible Notes?

•

If your Convertible Notes are tendered and accepted for purchase in the Offer, you will receive the Purchase Price and accrued and unpaid interest with respect thereto, but you will give up all rights and obligations associated with ownership of the Convertible Notes. See “Purpose; Effects; Plans—Material Differences in the Rights of Convertible Note Holders as a Result of the Offer—Effects on the Holders of Convertible Notes Tendered and Accepted in the Offer.”

If the Offer is completed and I do not participate in the Offer, how will my rights and obligations under my Convertible Notes be affected?

•	The rights and obligations under the Convertible Notes that remain outstanding after settlement of the Offer will not change as a result of the Offer. However, any trading market for the remaining outstanding principal amount of Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Notes. See “Purpose; Effects; Plans—Material Differences in the Rights of Convertible Note Holders as a Result of the Offer—Effects on the Holders of Convertible Notes not Tendered in the Offer” and “Purpose; Effects; Plans—Effects of the Offer on the Market for Convertible Notes.”

Will I have to pay brokerage commissions or transfer taxes if I tender my Convertible Notes in the Offer?

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A registered holder of Convertible Notes that tenders its Convertible Notes directly to the Depositary and who does not give instructions for payment to be made or delivered, or unpurchased Convertible Notes to be issued or delivered, to another person will not need to pay any brokerage commissions to the Dealer Managers or transfer taxes. If you hold Convertible Notes through a broker or bank that is not a Dealer Manager, however, you should ask your broker or bank whether you will be charged a fee to tender your Convertible Notes. See “Procedures for Tendering Convertible Notes” and “Other Information—Brokerage Commissions.”

What are the tax consequences of tendering my Convertible Notes?

•

Holders of Convertible Notes may be subject to U.S. federal income taxation upon the receipt of cash from us as payment for the Convertible Notes tendered in the Offer. See “Certain U.S. Federal Income Tax Considerations.”

Is anyone making a recommendation regarding whether I should participate in the Offer?

•

Neither we nor our board of directors nor the Dealer Managers, the Depositary, the Information Agent or the Trustee makes any recommendation to any holder whether to tender or refrain from tendering any or all of such holder’s Convertible Notes and neither we nor any such other person has authorized any person to make any such recommendation.

•

Before making a decision regarding the Offer, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making a decision on what action, if any, to take in light of your own particular circumstances.

Whom can I talk to if I have questions about the Offer?

•

Georgeson Inc. is acting as the Information Agent for the Offer and Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as the Dealer Managers for the Offer. You may call the Information Agent or the Dealer Managers if you have any questions about the Offer. See “Persons Employed in Connection with the Offer” and the back cover of this Offer to Purchase for further information.

TERMS OF THE OFFER

The Offeror

Orbital Sciences Corporation, a Delaware corporation, is offering to purchase its 2.4375% Convertible Senior Subordinated Notes due 2027. The Company issued the Convertible Notes in December 2006. The mailing address of our principal executive offices is 45101 Warp Drive, Dulles, Virginia 20166. Our telephone number is (703) 406-5000.

We develop and manufacture small- and medium-class rockets and space systems for commercial, military and civil government customers, including the U.S. Department of Defense, the National Aeronautics and Space Administration, and other U.S. Government agencies. Our products and services are grouped into three reportable business segments: launch vehicles, satellites and space systems and advanced space programs, which are described below.

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Launch Vehicles - Rockets that are used as small- and medium-class space launch vehicles that place satellites into Earth orbit and escape trajectories, interceptor and target vehicles for missile defense systems, and suborbital launch vehicles that place payloads into a variety of high-altitude trajectories.

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Satellites and Space Systems - Small- and medium-class satellites that are used to enable global and regional communications and broadcasting, conduct space-related scientific research, collect imagery and other remotely-sensed data about the Earth, carry out interplanetary and other deep-space exploration missions and demonstrate new space technologies.

•

Advanced Space Programs - Human-rated space systems for Earth-orbit and deep-space exploration, and small- and medium-class satellites primarily used for national security space programs and to demonstrate new space technologies.

Our general strategy is to develop and expand a core integrated business of space and launch systems technologies and products, focusing on the design and manufacture of affordable rockets, satellites and other space systems in order to establish and expand positions in niche markets that have not typically been emphasized by our larger competitors. Another part of our strategy is to seek customer contracts that will fund new product development and enhancements to our existing launch vehicle and space systems product lines. As a result of our capabilities and experience in designing, developing, manufacturing and operating a broad range of small- and medium-class rockets and space systems, we believe we are well positioned to capitalize on the demand for more affordable space-technology systems in commercial satellite communications, space-based military and intelligence operations, and missile defense programs, and to take advantage of government-sponsored initiatives for human space exploration, space-based scientific research and interplanetary exploration.

Summary of Important Dates for the Offer

Date	Calendar Date	Event
Commencement Date	November 20, 2012.	The date on which the Offer is commenced.

Expiration Date	12:00 midnight, New York City time, on December 18, 2012, unless extended or earlier terminated.	The deadline for holders to tender Convertible Notes in the Offer. This is also the deadline for holders to withdraw Convertible Notes previously tendered pursuant to the Offer.

Settlement Date	Promptly after the applicable Expiration Date. The Company expects that this date will be on or about December 21, 2012, unless the Offer is extended.	If the Company accepts Convertible Notes in the Offer, it will deposit the Purchase Price plus accrued and unpaid interest on the principal amount of Convertible Notes from the last interest payment to, but excluding, the settlement date of the Offer, with the Depositary or DTC. The Company will have no obligation to pay interest on the Purchase Price for any reason, including by reason of any delay by the Depositary or DTC, as the case may be, in making payments to holders.

Purchase Price

We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the outstanding Convertible Notes for a cash purchase price for each $1,000 principal amount of Convertible Notes equal to $1,015, without interest.

In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes from the last interest payment to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

Subject to the terms and conditions of the Offer, all Convertible Notes validly tendered in the Offer and not properly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date will be purchased in the Offer. As of November 19, 2012, there was $143.75 million aggregate principal amount of Convertible Notes outstanding.

All Convertible Notes validly tendered but not purchased because the Offer is not completed will be returned to you at our expense promptly following the earlier of the termination or expiration of the Offer.

You may withdraw your Convertible Notes from the Offer by following the procedures described under “Procedures for Tendering Convertible Notes—Withdrawal Rights.”

If we:

•	increase or decrease the Purchase Price to be paid for the Convertible Notes; or

•	decrease the principal amount of Convertible Notes we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under “—Expiration Date; Extensions; Amendment.” For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

The Offer is conditioned upon the satisfaction of, or where applicable, waiver by us of the Financing Condition and the other general conditions discussed under “Conditions to the Offer.”

The Offer is not conditioned upon any minimum level of participation.

Expiration Date; Extensions; Amendments

We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, and to delay acceptance for purchase of, and payment for any Convertible Notes by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. There can be no assurance that we will exercise our right to extend the expiration time of the Offer. We also reserve the right, in our sole discretion, to terminate the Offer and not accept for purchase or pay for any Convertible Notes not previously accepted for purchase or paid for, or, subject to applicable law, to postpone payment for Convertible Notes, if any conditions of the Offer fail to be satisfied, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay acceptance for purchase or to delay payment for Convertible Notes which we have accepted for purchase is limited by Rule 14e-1(c) under the Exchange Act, which requires payment of the consideration offered or return of the Convertible Notes promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under “Conditions to the Offer” have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Convertible Notes or by decreasing the principal amount of Convertible Notes being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled Expiration Date.

Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

If we materially change the terms of the Offer or the information concerning the Offer or waive a condition of the Offer that results in a material change to the circumstances of the Offer, we will disseminate additional tender offer materials and extend the Offer (including the time within which to withdraw tenders) to the extent required by Rule 14e-1(b) and Rule 13e-4(e)(3) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of Convertible Notes sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:

•	increase or decrease the Purchase Price to be paid for the Convertible Notes; or

•	decrease the principal amount of Convertible Notes we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described above. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

Other than an extension of the Offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered Convertible Notes.

PROCEDURES FOR TENDERING CONVERTIBLE NOTES

The tender of Convertible Notes pursuant to the Offer and in accordance with the procedures described below will constitute a valid tender of Convertible Notes. Any Convertible Notes tendered and properly withdrawn will be deemed not to have been validly tendered.

All of the Convertible Notes are held in book-entry form through the facilities of DTC, and all of the Convertible Notes are currently represented by one or more global certificates held for the account of DTC.

If you desire to tender Convertible Notes, you may tender such Convertible Notes to the Depositary through ATOP or by submitting a signed Letter of Transmittal, together with a confirmation of book-entry transfer of the Convertible Notes and any other required documents, in either case by following the procedures set forth below.

We are not providing for tenders of Convertible Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, on the Expiration Date will be disregarded and of no effect.

How to Tender if You Are a Beneficial Owner but Not a DTC Participant

If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you will need to timely instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Convertible Notes prior to the Expiration Date in the manner described below and upon the terms and conditions set forth in this Offer to Purchase. Please refer to any materials forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to determine how you can timely instruct your nominee to take these actions.

In order to participate in the Offer, you must instruct your broker, dealer, commercial bank, trust company or other nominee to participate on your behalf. Your broker, dealer, commercial bank, trust company or other nominee should arrange for the DTC participant holding the Convertible Notes through its DTC account to tender those Convertible Notes in the Offer to the Depositary prior to 12:00 midnight, New York City time, on the Expiration Date.

If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf prior to 12:00 midnight, New York City time, on the Expiration Date.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

If you hold your Convertible Notes through a broker or bank other than the Dealer Managers, you should ask your broker or bank if you will be charged a fee to tender your Convertible Notes through such broker or bank.

How to Tender if You Are a DTC Participant

To participate in the Offer, a DTC participant must:

•	comply with the ATOP procedures of DTC described below; or

•

(i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires, (iii) mail or deliver the Letter of Transmittal or facsimile thereof, together with any other documents required by the Letter of Transmittal, to the Depositary prior to 12:00 midnight, New York City time, on the Expiration Date, and (iv) ensure that the Depositary receives, prior to 12:00 midnight, New York City time, on the Expiration Date, a timely confirmation of book-entry transfer of such Convertible Notes into the Depositary’s account at DTC according to the procedure for book-entry transfer described below.

No documents should be sent to us, the Dealer Managers or the Information Agent. The Agent’s Message (as defined below) or the Letter of Transmittal should be delivered only to the Depositary. The Depositary will not accept any tender materials other than the Letter of Transmittal or the Agent’s Message.

By tendering Convertible Notes pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Convertible Notes is not effective, and the risk of loss of the Convertible Notes does not pass to the Depositary, until receipt by the Depositary of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Depositary prior to 12:00 midnight, New York City time, on the Expiration Date.

Tendering through DTC’s ATOP

The Depositary will establish an account at DTC with respect to the Convertible Notes for purposes of the Offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Convertible Notes by causing DTC to transfer such Convertible Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer.

The Depositary and DTC have confirmed that Convertible Notes held in book-entry form through DTC that are to be tendered in the Offer are eligible for ATOP. To effectively tender Convertible Notes, DTC participants may until 5:00 P.M., New York City time, on the Expiration Date, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary for its acceptance. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal, and that we may enforce such agreement against such participant.

To effectively tender Convertible Notes after 5:00 P.M., New York City time, on December 18, 2012, but before 12:00 midnight, New York City time, on the Expiration Date, DTC participants may complete and sign a Letter of Transmittal and deliver the document via fax to the Depositary at its fax number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, on the Expiration Date, in accordance with the procedures described herein. Immediately after delivering the document to the Depositary via fax, a DTC participant should telephone the Depositary at its telephone number listed on the back cover of this Offer to Purchase to confirm the Depositary’s receipt of the document, to determine if further action is required and to confirm the security holder’s intent to tender Convertible Notes.

If you desire to tender your Convertible Notes on the Expiration Date through ATOP, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

If your Convertible Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Convertible Notes after 5:00 P.M., New York City time, on December 18, 2012, but before 12:00 midnight, New York City time, on the Expiration Date you must make arrangements with your nominee for such nominee to fax a Letter of Transmittal to the Depositary at its fax number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, on the Expiration Date, in accordance with the procedures described above.

Signature Guarantees

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Convertible Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of the Convertible Notes who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Convertible Notes are registered in the name of a person other than the signatory of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if delivery of the Purchase Price is to be made or tendered, or Convertible Notes that are not accepted are to be returned, to a person other than the holder, then the signature on the Letter of Transmittal accompanying the tendered Convertible Notes must be guaranteed by a Medallion Signature Guarantor as described above.

General Provisions

The method of delivery of Convertible Notes and all other documents or instructions, including, without limitation, the Agent’s Message and the Letter of Transmittal, is at your risk.

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Convertible Notes will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Convertible Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Convertible Notes. A waiver of any defect of irregularity with respect to the tender of any Convertible Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Convertible Notes except to the extent we may otherwise so provide. We will interpret the terms and conditions of the Offer. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our interpretation of the terms and conditions of the Offer. Tenders of Convertible Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of Convertible Notes, or will incur any liability to you for failure to give any such notification.

All tendering holders, by execution of the Letter of Transmittal or a facsimile thereof, or transmission of an Agent’s Message through ATOP, waive any right to receive notice of the acceptance of their Convertible Notes for purchase.

Convertible Notes being tendered must be delivered to the Depositary in accordance with the procedures described in this Offer to Purchase, before 12:00 midnight, New York City time, on the Expiration Date.

No Appraisal Rights

No appraisal rights are available to holders of Convertible Notes under applicable law in connection with the Offer.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement

A tender of Convertible Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by instructing your custodian or nominee to tender your Convertible Notes in the Offer, you are representing, warranting and agreeing that, among other things:

•	you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Offer;

•	you have full power and authority to tender your Convertible Notes;

•

you have assigned and transferred the Convertible Notes to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your Convertible Notes to be tendered in the Offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase; and

•

your Convertible Notes are being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Offer.

Your custodian or nominee, by delivering, or causing to be delivered, the Convertible Notes and the completed Agent’s Message or Letter of Transmittal to the Depositary is representing and warranting that you, as owner of the Convertible Notes, have represented, warranted and agreed to each of the above.

By tendering Convertible Notes pursuant to the Offer, you will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the tender, sale, assignment and transfer of the Convertible Notes tendered thereby.

Our acceptance for purchase of Convertible Notes tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this Offer to Purchase and the related documents. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Return of the Convertible Notes if the Offer is Not Completed

If any validly tendered Convertible Notes are not purchased because the Offer is not completed, such unpurchased Convertible Notes will be returned without cost to the tendering holder promptly after the earlier of the termination or expiration of the Offer by book-entry delivery through DTC to the accounts of the applicable DTC participants.

Backup Withholding and Information Reporting

For a discussion of certain U.S. federal income tax consequences to tendering holders, including possible information reporting and backup withholding, see “Certain U.S. Federal Income Tax Considerations.”

Withdrawal Rights

Convertible Notes tendered in the Offer may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date. You may also withdraw your Convertible Notes if we have not accepted them for payment by January 17, 2013 (40 business days from the commencement of the Offer). Except as otherwise provided in this section, tenders of Convertible Notes are irrevocable.

For a withdrawal of a tender of Convertible Notes to be effective, a written notice of withdrawal must be received by the Depositary prior to 12:00 midnight, New York City time, on the Expiration Date, by mail, fax or hand delivery at its address or fax number listed on the back cover of this Offer to Purchase or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must:

•

specify the name of the person who tendered the Convertible Notes to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Convertible Notes, if different from that of the person who deposited the Convertible Notes;

•

contain the aggregate principal amount (in denominations of $1,000 and any multiple thereof) of Convertible Notes to be withdrawn and the number of the account at DTC to be credited with the withdrawn Convertible Notes;

•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s); and

•

if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of the Convertible Notes, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of Convertible Notes can only be accomplished in accordance with the foregoing procedures.

If you tendered your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee and wish to withdraw your Convertible Notes, you will need to make arrangements for withdrawal with your nominee. Your ability to withdraw the tender of your Convertible Notes will depend upon the terms of the arrangements you have made with your nominee and, if your nominee is not the DTC participant tendering those Convertible Notes, the arrangements between your nominee and such DTC participant, including any arrangements involving intermediaries between your nominee and such DTC participant.

If you tendered Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee and you wish to withdraw your Convertible Notes after 5:00 P.M. but before 12:00 midnight, New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a notice of withdrawal to the Depositary at its fax number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, on the Expiration Date.

Through DTC, the Depositary will return to tendering holders all Convertible Notes in respect of which it has received valid withdrawal instructions promptly after it receives such instructions.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. We reserve the absolute right to reject any or all attempted withdrawals of Convertible Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Convertible Notes. A waiver of any defect or irregularity with respect to the withdrawal of any Convertible Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Convertible Note except to the extent we may otherwise so provide. Withdrawals of Convertible Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Depositary, the Trustee, the Dealer Managers, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded, and any Convertible Notes validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn Convertible Notes are validly re-tendered before the expiration of the Offer by following the procedures described under “—Procedures for Tendering Convertible Notes.”

If we extend the Offer, are delayed in our acceptance for purchase of Convertible Notes, or are unable to accept for purchase Convertible Notes under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Convertible Notes on our behalf, and such Convertible Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this section.

ACCEPTANCE FOR PURCHASE AND PAYMENT

Upon the terms and conditions of the Offer, promptly following the Expiration Date, we will accept for purchase and pay for, and thereby purchase, all Convertible Notes validly tendered and not properly withdrawn.

For purposes of the Offer, we will be deemed to have accepted for purchase and therefore purchased Convertible Notes that are validly tendered and not properly withdrawn only when, as and if we give notice to the Depositary of our acceptance of such Convertible Notes for purchase.

Upon the terms and conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the Purchase Price plus accrued and unpaid interest on the principal amount of the Convertible Notes from the last interest payment date to, but excluding, the settlement date of the Offer, payable pursuant to the terms of the Offer, for any and all of the Convertible Notes that are validly tendered and not properly withdrawn.

We will pay the aggregate Purchase Price and accrued and unpaid interest payable pursuant to the terms of the Offer, for each of the Convertible Notes purchased pursuant to the Offer to an account designated by the Depositary, which will act as custodian or nominee for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders.

We will not pay interest on the Purchase Price with respect to any of the Convertible Notes regardless of any delay in making payment on the part of the Depositary or DTC. In addition, if certain events occur, we may not be obligated to purchase the Convertible Notes in the Offer. See the conditions of the Offer under “Conditions to the Offer.”

We will pay all transfer taxes, if any, payable on the transfer to us of the Convertible Notes purchased under the Offer. If, however, (i) payment of the Purchase Price is to be made to any person other than the registered holder or (ii) Convertible Notes not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted.

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, we will not be required to accept for purchase and pay for any Convertible Notes tendered, and we may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Convertible Notes, subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the Convertible Notes tendered promptly after the termination or withdrawal of a tender offer, if the Financing Condition or the General Conditions have not been satisfied or waived.

Financing Condition

The Offer is conditioned upon the consummation by the Company of a proposed new term loan, on terms satisfactory to the Company, in aggregate principal amount of at least $150 million (the “Financing Condition”).

General Conditions

For purposes of the foregoing provisions, all of the “General Conditions” shall be deemed to have been satisfied on the Expiration Date, unless any of the following conditions shall have occurred and be continuing on or after the date of this Offer to Purchase and before the Expiration Date:

•	in our reasonable judgment, as determined prior to the expiration of the Offer, the purchase of Convertible Notes will result in any adverse tax consequences to us;

•	in our reasonable judgment, any of the following shall have occurred and be continuing:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	any suspension or limitation of trading of any of our securities, other than the Convertible Notes, on any United States national securities exchange or in the over-the-counter market;

•	any major disruption of settlements of securities;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•

any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; or

•

any significant adverse change in the United States securities or financial markets generally, or in the worldwide market for analytical and research instruments, equipment, reagents and consumables, software and related services, that, in our reasonable judgment, would have a material adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

•

there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•

there shall have been instituted or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

•

there shall have occurred any tender offer with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us or our affiliates made by any person or entity;

•

there exists any other actual legal impediment to the Offer or any other circumstances that would, in our reasonable judgment, materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us or our affiliates;

•

there shall have occurred any development or event or events which would, in our reasonable judgment, (i) prohibit, restrict or delay the consummation of the Offer or (ii) materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates; or

•

the trustee for the Convertible Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Convertible Notes.

We expressly reserve the right, in our sole discretion, to amend or terminate the Offer and to reject for purchase any Convertible Notes not previously accepted for purchase, upon the occurrence of any of the conditions of the Offer specified above. In addition, we expressly reserve the right, in our sole discretion, to waive any of the conditions of the Offer, in whole or in part, on or prior to the Expiration Date. We will give prompt notice of any amendment, non-acceptance, termination or waiver to the Depositary, followed by a timely public announcement.

Assuming the conditions of the Offer have been satisfied or waived prior to the Expiration Date, we will accept any and all Convertible Notes tendered (and not properly withdrawn) pursuant to the terms set forth in the Offer.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times. All conditions to the Offer must be satisfied or waived prior to the expiration of the Offer. Any determination by us concerning the events described above will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction.

OTHER INFORMATION

Market and Recent Prices for the Convertible Notes and Common Stock

There is no established reporting system or trading market for trading in the Convertible Notes. We believe that the Convertible Notes are currently traded over-the-counter. Our common stock trades on The New York Stock Exchange (the “NYSE”) under the symbol ORB. The following table sets forth the high and low intraday per share sales prices of our common stock during the periods indicated as reported on the NYSE.

	Common Stock
Calendar Period	High ($)	Low ($)
2010
First Quarter	19.63	15.44
Second Quarter	19.52	14.41
Third Quarter	16.52	12.66
Fourth Quarter	17.84	14.50

2011
First Quarter	19.38	16.62
Second Quarter	19.33	16.33
Third Quarter	18.48	12.19
Fourth Quarter	15.96	11.80
2012
First Quarter	15.12	12.22
Second Quarter	13.39	10.70
Third Quarter	15.10	13.10
Fourth Quarter (through November 19, 2012)	15.18	11.90

The closing price of our common stock on the NYSE on November 19, 2012 was $12.56 per share.

We urge you to obtain more current price information for our common stock during the Offer period.

Whether or not the Offer is consummated, subject to applicable law, we or our affiliates may, from time to time, acquire Convertible Notes, otherwise than pursuant to the Offer, through open market or privately negotiated transactions, through tender offers, exchange offers or otherwise, or we may redeem notes pursuant to their terms. Any future purchases may be on the same terms or on terms that are more or less favorable to holders of Convertible Notes than the terms of the Offer, and could be for cash or other consideration. Any future purchase by us or our affiliates will depend on various factors existing at the time of such future purchase. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our affiliates may choose to pursue in the future.

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Convertible Notes other than pursuant to the offer until ten business days after the applicable expiration time or other date of termination of the Offer.

Source and Amount of Funds

The total amount of funds required to purchase all of the outstanding Convertible Notes is estimated to be approximately $145,906,250 million, plus the accrued and unpaid interest from the last interest payment to, but excluding, the settlement date of the Offer. In order to pay the Purchase Price for, and accrued and unpaid interest on, the Convertible Notes validly tendered and accepted for payment pursuant to the Offer, we intend to use the net proceeds from a proposed new term loan, together with cash on hand (as necessary).

The Company announced today that it intends to enter into a new term loan in an aggregate principal amount of $150 million. The timing, terms and size of the proposed term loan is subject to market and other conditions, and the Company cannot provide any assurance that the term loan will be consummated at any specific time, or at all.

The Offer is conditioned upon the consummation by the Company of the proposed new term loan, on terms satisfactory to the Company, in an aggregate principal amount of at least $150 million. There are no alternative financing arrangements or plans in the event that the Financing Condition is not met. Subject to Rule 14e-1(c) under the Exchange Act, if the Financing Condition is not satisfied, we will not be required to accept for purchase, or to pay for, any Convertible Notes.

If the Financing Condition is satisfied, we will promptly disclose this information and we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act. The Offer to Purchase and the accompanying Letter of Transmittal are not an offer to sell or a solicitation of an offer to buy any shares of the Company’s common stock, or any other security.

Security Ownership

Neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) owns any Convertible Notes or (b) has effected any transactions involving the Convertible Notes during the 60 days prior to the date of this Offer to Purchase. To the best of our knowledge, we will not acquire any Convertible Notes from any of our directors, officers or affiliates pursuant to the Offer.

Brokerage Commissions

A registered holder of Convertible Notes that tenders its Convertible Notes directly to the Depositary will not need to pay any brokerage fee or commission to us, the Dealer Managers or the Depositary in connection with the tender of such Convertible Notes. However, if a tendering holder effectuates such tender through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay such entity fees or commissions. If you hold your Convertible Notes through a broker or bank other than the Dealer Managers, you should ask your broker or bank if you will be charged a fee to tender your Convertible Notes through such broker or bank.

Fees and Expenses

We will bear the expenses of soliciting tenders of the Convertible Notes. The principal solicitation is being made by e-mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf. The Company will, upon request, reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase to the beneficial owners of Convertible Notes held by them as a nominee or in a fiduciary capacity.

No Recommendation

Our board of directors has approved the Offer. However, none of us, our management or board of directors, the Dealer Managers, the Depositary, the Trustee or the Information Agent makes any recommendation to any holder of Convertible Notes as to whether to tender any Convertible Notes. None of us, our management or Board of Directors, the Dealer Managers, the Depositary, the Trustee or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Managers, the Depositary, the Trustee or the Information Agent.

Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

PERSONS EMPLOYED IN CONNECTION WITH THE OFFER

Dealer Managers

The Company has retained Citigroup Global Markets Inc. and Wells Fargo Securities, LLC to act as the Dealer Managers for the Offer. The Dealer Managers may contact holders regarding the Offer and may request DTC Participants to forward this Offer to Purchase and related materials to beneficial owners of Convertible Notes.

The Company has agreed to reimburse the Dealer Managers for their reasonable out-of-pocket expenses for their services in connection with the Offer. The Company has also agreed to indemnify the Dealer Managers and their respective affiliates against certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of the Offer. The Dealer Managers and their respective affiliates have from time to time provided, and in the future may provide, certain investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future would receive, customary fees. Affiliates of the Dealer Managers are lenders under our existing credit facility and our proposed new term loan. The Dealer Managers and their respective affiliates are holders of Convertible Notes and may tender their Convertible Notes in the Offer.

At any given time, the Dealer Managers may trade the Convertible Notes and other of the Company’s securities for their own accounts, or for the accounts of their customers, and accordingly may hold a long or short position in the Convertible Notes or such other securities. The Dealer Managers are not obligated to make a market in the Convertible Notes.

Information Agent

Georgeson Inc. has been appointed the Information Agent with respect to the Offer. The Company will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. The Company has also agreed to indemnify the Information Agent for certain liabilities. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Depositary

The Bank of New York Mellon has been appointed the Depositary with respect to the Offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase. The Company will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. The Company has also agreed to indemnify the Depositary for certain liabilities.

In connection with the Offer, directors and officers of the Company and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. The Company will, upon request, also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable and customary handling and mailing expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Convertible Notes and in handling or forwarding tenders of Convertible Notes by their customers.

None of the Dealer Managers, the Information Agent, the Depositary or the Trustee assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of that information. None of the Company, the Depositary, the Information Agent, the Dealer Managers or the Trustee makes any recommendation as to whether or not holders should tender all or any portion of their Convertible Notes pursuant to the Offer. Each holder must make its own decision as to whether or not to tender Convertible Notes and, if so, the principal amount of Convertible Notes to tender.

MISCELLANEOUS

This Offer to Purchase and the Letter of Transmittal will be provided to record holders of our Convertible Notes and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our list of holders of Convertible Notes or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Convertible Notes.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Convertible Notes pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Convertible Notes residing in that jurisdiction, provided that we will comply with the requirements of Exchange Act Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Neither we, our management or board of directors, the Dealer Managers, the Depositary, the Trustee nor the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Managers, the Depositary, the Trustee or the Information Agent.

PURPOSE; EFFECTS; PLANS

Purpose of the Offer

The principal purpose of the Offer is to refinance the Convertible Notes using the net proceeds of a proposed new term loan.

Future Purchases

Following completion of the Offer, and subject to applicable law, we may repurchase additional Convertible Notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Convertible Notes may be on terms that are more or less favorable than the Offer. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business. In addition, on or after January 14, 2014, we have the right to redeem the Convertible Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice to holders of the Convertible Notes, for cash equal to 100% of the principal amount of the Convertible Notes to be redeemed plus unpaid interest accrued to the redemption date.

Material Differences in the Rights of Holders of Convertible Notes as a Result of the Offer

Effects on the Holders of Convertible Notes Tendered and Accepted in the Offer

If your Convertible Notes are tendered and accepted in the Offer, you will receive the Purchase Price per $1,000 in principal amount of Convertible Notes tendered and accepted, but will give up rights and obligations associated with ownership of such Convertible Notes. Below is a summary of certain rights that you will forgo and obligations of which you will be relieved if you tender your Convertible Notes and the tender is accepted. The summary below does not purport to describe all of the terms of the Convertible Notes and is qualified in its entirety with respect to the Convertible Notes by reference to the Indenture, dated as of December 13, 2006, among the Company and the Trustee (the “Indenture”), which is incorporated herein by reference. See “Available Information and Incorporation of Certain Documents by Reference.”

Cash Interest Payments. If you continue to hold any Convertible Notes after settlement of the Offer, you will be entitled under the terms of the Convertible Notes to receive regular semi-annual interest payments at the annual rate of 2.4375%.

Repurchase of Convertible Notes at Each Holder’s Option on Certain Dates. You may require us to repurchase your Convertible Notes in whole or in part on January 15, 2014, January 15, 2017 and January 15, 2022 for cash equal to 100% of the principal amount of the Convertible Notes to be repurchased plus unpaid interest accrued to the repurchase date.

Repurchase of Convertible Notes at Each Holder’s Option Upon Fundamental Change. If at any time the Company undergoes a fundamental change (as defined in the Indenture), you, as a holder of Convertible Notes, may require us to repurchase your Convertible Notes in whole or in part for cash equal to 100% of the principal amount of the Convertible Notes to be repurchased plus unpaid interest accrued to the repurchase date.

Conversion Rights of Holders. You may surrender your Convertible Notes for conversion for cash, or a combination of cash and common stock, at our option, at the applicable conversion rate, at any time on or after January 15, 2026, but prior to the close of business on the second business day immediately preceding January 14, 2027, the stated maturity date of the Convertible Notes, and also under any of the following circumstances:

•

during any calendar quarter (and only during such calendar quarter), if, and only if, the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than 130% of the conversion price per share of common stock in effect on the applicable trading day;

•

during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price of the Convertible Notes was less than 98% of the product of the closing sale price per share of our common stock multiplied by the applicable conversion rate;

•	if those Convertible Notes have been called for redemption, at any time prior to the close of business on the third business day prior to the redemption date; or

•	upon the occurrence of specified transactions described in the Indenture.

By delivering to the holder cash and shares of common stock, if any, we will satisfy our obligations with respect to the Convertible Notes tendered for conversion.

Conversion Rate. The initial conversion rate for each $1,000 principal amount of Convertible Notes is 40.8513 common shares, payable in cash or, at our election, common shares of common stock, as described in the Indenture. This is equivalent to an initial conversion price of approximately $24.48 per share of common stock. In addition, if certain fundamental changes occur prior to January 21, 2014 and you elect to convert your Convertible Notes in connection with any such transaction, we will increase the conversion rate in connection with such conversion by a number of additional shares of common stock based on the date such transaction becomes effective and the price paid per share of common stock in such transaction as described in the Indenture. The conversion rate may also be adjusted under certain other circumstances but will not be adjusted for accrued and unpaid interest on the Convertible Notes.

Conversion Settlement. Upon conversion of the Convertible Notes we will deliver cash or, at our election, a combination of cash and common stock, with an aggregate value, which we refer to as the “conversion value,” equal to the conversion rate multiplied by the average price per share of common stock as follows: (i) an amount in cash, which we refer to as the “principal return,” equal to the lesser of (a) the principal amount of the converted Convertible Notes and (b) the conversion value and (ii) if the conversion value is greater than the principal return, an amount with a value equal to the difference between the conversion value and the principal return, which we refer to as the “net amount.” The net amount may be paid, at our option, in cash, common stock or a combination of cash and common stock. We refer to any cash delivered upon a conversion of Convertible Notes as part of the net amount as the “net cash amount” and we refer to any common stock delivered upon a conversion of Convertible Notes as the “net shares.” Any portion of the net amount we elect to issue as net shares will be equal to the sum of the daily share amounts (calculated as described in the Indenture) for each trading day in the 10 consecutive trading-day period referred to below, except that we will pay cash in lieu of any fractional shares issuable, at our option, as net shares based on the average price per share of our common stock.

The “average price” of common stock will be equal to the average of the closing sale prices per share of common stock over the 10 consecutive trading-day period commencing on the third trading day following the date the Convertible Notes are tendered for conversion.

We will pay the principal return and cash for fractional shares, and deliver net shares or pay the net cash amount, as applicable, to you upon a conversion of your Convertible Notes no later than the third business day following the last trading day of the 10 consecutive trading-day period referred to above.

Effects on the Holders of Convertible Notes not Tendered in the Offer

The rights and obligations under the Convertible Notes, if any, that remain outstanding after settlement of the Offer will not change as a result of the Offer.

Following settlement of the Offer, any trading market for the remaining outstanding Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Notes. Although you may be able to sell Convertible Notes that you do not tender after settlement of the Offer, we cannot predict or assure you the price at which you will be able to sell such Convertible Notes, which may be higher or lower than the Purchase Price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Convertible Notes, and there can be no assurance that holders of the Convertible Notes after the completion of the Offer will be able to find willing buyers for their Convertible Notes after the Offer. See below under “—Effects of the Offer on the Market for Convertible Notes.”

The closing price of our common stock on The New York Stock Exchange on November 19, 2012 was $12.56 per share. The current conversion rate for the Convertible Notes is 40.8513 shares of our common stock per $1,000 principal amount of Convertible Notes (which is equal to a conversion price of approximately $24.48 per share of our common stock).

From time to time following the expiration time or other date of termination of the Offer, subject to applicable law, including the limitation described below, we or our affiliates may acquire any Convertible Notes that are not tendered pursuant to such offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the offer and could be for cash or other consideration. There can be no assurance as to which, if any, any of these alternatives or combinations thereof we or our affiliates will choose to pursue in the future.

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Convertible Notes other than pursuant to the Offer until ten business days after the applicable expiration time or other date of termination of the Offer.

Effects of the Offer on the Market for Convertible Notes

Our purchase of Convertible Notes in the Offer will reduce the principal amount of Convertible Notes that might otherwise be traded publicly and may reduce the number of holders of our Convertible Notes. There is no established reporting system or trading market for trading in the Convertible Notes. However, we believe the Convertible Notes are currently traded over-the-counter.

Following settlement of the Offer, any trading market for the remaining outstanding Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Notes. You may be able to sell Convertible Notes that you do not tender, however, we cannot predict or assure you the price at which you will be able to sell such Convertible Notes, which may be higher or lower than the Purchase Price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Convertible Notes, and there can be no assurance that holders of the Convertible Notes after the completion of the Offer will be able to find willing buyers for their Convertible Notes after the Offer.

Retirement and Cancellation

Any Convertible Notes not tendered or tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Offer. All Convertible Notes validly tendered and accepted in the Offer will be retired and cancelled.

Accounting Treatment of Repurchases of the Convertible Notes in the Offer

The consideration we pay for any Convertible Notes will extinguish the carrying value of the Convertible Notes. The difference between the consideration we pay and the net carrying amount of the Convertible Notes plus the related unamortized debt issuance costs will be recorded as a loss on extinguishment in our consolidated income statement in the period in which we repurchase the Convertible Notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE COMPANY IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general summary of certain material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of the sale of Convertible Notes to us pursuant to the Offer. This summary is based on the Code, Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This summary is not a complete description of all the tax consequences of a sale pursuant to the Offer and, in particular, may not address U.S. federal income tax considerations applicable to persons subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, persons who hold their Convertible Notes as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities, controlled foreign corporations, passive foreign investment companies, partnerships or other pass-through entities (and persons holding Convertible Notes through a partnership or other pass-through entity), and United States expatriates or former long term residents). This discussion assumes that persons hold the Convertible Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary also does not address tax consequences to U.S. Holders as a result of the use of a “functional currency” that is not the U.S. dollar. In addition, this summary does not discuss any aspect of state, local, foreign or other tax laws that may be applicable to any person, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Convertible Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Convertible Notes, and persons who are partners in partnerships holding Convertible Notes, should consult their own tax advisors regarding the tax consequences of the Offer.

As used herein, a “U.S. Holder” is a beneficial owner of a Convertible Note that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, a state therein or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, as defined under section 7701(a)(30) of the Code, have authority to control all the trust’s substantial decisions or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” means a beneficial owner of a Convertible Note other than an entity treated as a partnership that is not a U.S. Holder.

Treatment of U.S. Holders

Sale of the Convertible Notes. The receipt of cash for Convertible Notes pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who receives cash for Convertible Notes pursuant to the Offer will recognize gain or loss, if any, for U.S. federal income tax purposes equal to the difference between the amount of cash received for the Convertible Note (other than the cash attributable to accrued but unpaid interest, which will be treated as described under “—Interest” below) and such holder’s adjusted tax basis in such Convertible Notes. A U.S. Holder’s adjusted tax basis in a Convertible Note is generally the price such holder paid for the Note, increased by any market discount through the date of disposition previously included in such holder’s income and reduced (but not below zero) by any amortized bond premium. Except as provided below under the caption “Market Discount,” any gain or loss recognized on a tender of a Convertible Note will generally give rise to capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Convertible Note for more than one year at the time of the sale. Certain noncorporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long term capital gains. The deductibility of capital losses is subject to limitations.

Market Discount. A U.S. Holder who has acquired a Convertible Note with market discount will generally be required to treat all or a portion of the gain, if any, on a tender of the Convertible Note as ordinary income to the extent of the market discount accrued while the Convertible Note was held by such U.S. Holder through the date of disposition, less any accrued market discount income previously reported as ordinary income. Subject to a de minimis exception, a Convertible Note generally has market discount if it was purchased after its original issuance for an amount less than its principal amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue the market discount using a constant-yield method. U.S. Holders should consult their tax advisors as to the portion of any gain that could be taxable as ordinary income under the market discount rules.

Interest. Amounts received by a U.S. Holder in respect of accrued interest on the Convertible Notes that have not been included in the U.S. Holder’s income, will generally be taxable as ordinary income (unless offset by amortized bond premium) regardless of whether the U.S. Holder otherwise recognizes an overall loss in connection with a sale pursuant to the Offer.

Bond premium is the excess of the price at which a U.S. Holder purchases a Convertible Note over the principal amount of the Note, except to the extent that such excess is attributable to the conversion feature of the Note, which the U.S. Holder may elect to amortize against interest payable on the Convertible Note based on a constant yield to maturity.

Information Reporting and Backup Withholding. Information reporting requirements will generally apply to Convertible Notes tendered in the Offer. U.S. federal income tax law requires that each tendering U.S. Holder provide the Depositary with such holder’s correct taxpayer identification number (“TIN”), which in the case of an individual is his or her social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding. If the Depositary is not provided with the correct TIN or an adequate basis for exemption, a non-exempt tendering holder may be subject to backup withholding imposed on such U.S. Holder’s gross proceeds (including the portion attributable to accrued interest) from the Offer. To prevent backup withholding, each tendering U.S. Holder should complete the Substitute Form W-9 attached to the Letter of Transmittal, and provide such holder’s correct TIN and certain other information under penalties of perjury or an adequate basis for exemption. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld under the backup withholding rules. If backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained by a U.S. Holder by timely filing the appropriate claim for refund with the Internal Revenue Service.

Treatment of Non-U.S. Holders

Sale of the Convertible Notes. The receipt of cash for Convertible Notes pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes. A Non-U.S. Holder who receives cash in exchange for the Convertible Notes pursuant to the Offer will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (other than amounts attributable to accrued but unpaid interest, if any) and (ii) the Non-U.S. Holder’s adjusted tax basis in the Convertible Notes. Subject to the discussion below regarding the backup withholding requirements of the Code, any gain recognized by a Non-U.S. Holder on the exchange generally will not be subject to U.S. federal income tax, unless:

•

in the case of gain recognized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other requirements are met;

•

the gain with respect to the Convertible Notes is effectively connected with the conduct by the Non- U.S. Holder of a trade or business in the United States (and, if required by an income tax treaty with the United States, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder); or

•

we are or have been a U.S. real property holding corporation during the applicable statutory period and certain other conditions are met. We believe that we are not, and have not been, a U.S. real property holding corporation.

If the exception in the first bullet point above applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% on the amount by which its United States-source capital gains exceed its United States-source capital losses. If the exception in the second bullet point above applies, the Non-U.S. Holder will generally be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. Holder, as described above. In addition, corporate holders may be subject to an additional 30% branch profits tax on effectively connected gain. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty.

Interest. To the extent a Non-U.S. Holder receives amounts attributable to accrued interest, such payments of interest on the Convertible Notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States will not be subject to U.S. federal income tax or withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership or a bank that received the Convertible Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (3) our paying agent has received appropriate documentation from the Non-U.S. Holder (e.g., IRS Form W-8BEN or W-8IMY) establishing that the Non-U.S. Holder is not a United States person. A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax as described in the preceding sentence generally will be subject to withholding of U.S. federal income tax at a 30% rate on payments of interest, unless such Non-U.S. Holder is able to claim a valid exemption or reduction from withholding tax under an income tax treaty and properly executes an IRS Form W-8BEN or unless the interest is effectively connected with the conduct of a trade or business within the United States. If amounts attributable to accrued interest are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest on a net-income basis in the same manner as if it were a U.S. Holder, unless an applicable treaty provides otherwise; however, the 30% withholding tax described above will not apply if the U.S. Holder provides an appropriate certification on IRS Form W-8ECI or a suitable substitute form. A Non-U.S. Holder that is a foreign corporation may be subject to an additional 30% branch profits tax on its effectively connected interest income, unless such holder qualifies for a lower rate under an applicable income tax treaty.

Information Reporting and Backup Withholding. The payment of the gross proceeds from the sale of a Convertible Note pursuant to the Offer (including the portion attributable to accrued but unpaid interest) may be subject to information reporting and possibly backup withholding unless the Non-U.S. Holder provides our paying agent with a properly completed applicable IRS Form W-8 certifying as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld under the backup withholding rules. If backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained by the Non-U.S. Holder by timely filing the appropriate claim for refund with the Internal Revenue Service. When required, we will provide information statements reporting the payment of consideration to tendering Non-U.S. Holders to the Internal Revenue Service and to tax authorities in the Non-U.S. Holder’s country of residence.

Tax Treatment of Non-Tendering Holders

A Holder who does not tender Convertible Notes pursuant to the Offer will not recognize gain or loss for U.S. federal income tax purposes as a result of the Offer.

THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OR ANY OTHER CONSIDERATIONS OF THE SALE OF CONVERTIBLE NOTES PURSUANT TO THE OFFER. THUS, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

AVAILABLE INFORMATION AND INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company currently files reports and other information with the SEC pursuant to the Exchange Act. Such reports and other information filed with the SEC by the Company may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such material may also be accessed electronically at the SEC’s website located at http://www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

The following documents have been filed with the SEC and are incorporated herein by reference (the “Incorporated Documents”):

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, July 30, 2012 and September 30, 2012; and

•	The Company’s Current Report on Form 8-K dated February 1, 2012, February 21, 2012 (solely with respect to information filed pursuant to Item 5.02), May 1, 2012 and June 14, 2012.

The information contained in each of the documents incorporated by reference speaks only as of the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

The Company will provide without charge to each person to whom this Offer to Purchase is delivered, upon the request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Company at the following address and telephone number:

Susan Herlick

Senior Vice President, General Counsel and Corporate Secretary

Orbital Sciences Corporation

45101 Warp Drive

Dulles, Virginia 20166

Telephone: (703) 406-5000

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments or supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Schedule TO to disclose additional material information about us and the Offer that occurs following the date of this Offer to Purchase.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management’s belief and assumptions about us, our future performance and our business. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” and “continue,” as well as variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees and involve certain risks, uncertainties and assumptions that are difficult to predict. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, including impacts of potential sequestration under the Budget Control Act of 2011, new product development programs, product performance and market acceptance of products and technologies, achievement of contractual milestones, government contract procurement and termination risks and income tax rates may materially impact our actual financial and operational results. Other risks, uncertainties and factors are discussed under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports filed on for Form 10-Q for the quarters ended June 30, 2012 and September 30, 2012, respectively. We are under no obligation to, and expressly disclaim any obligation or undertaking to update or alter any forward-looking statement, whether as a result of new information, subsequent events or otherwise, except as required by law.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Except as required by applicable law, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates. Notwithstanding the foregoing, at any time prior to the Expiration Date for the Offer, we are obligated to update this Offer to Purchase to reflect material changes in the information contained herein. Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the Offer.

The Depositary for the Offer is:

The Bank of New York Mellon

BNY Mellon

Attention: Corporate Trust Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Telephone: (315) 414-3342

Fax: (732) 667-9408

Any questions or requests for assistance may be directed to the Dealer Managers or the Information Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Requests for copies of the Incorporated Documents may also be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street – 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

Call Toll Free: (888) 658-5755

The Dealer Managers for the Offer are:

Citigroup and Wells Fargo Securities

c/o Citigroup Global Markets Inc.

390 Greenwich Street, 1 Floor

New York, New York 10013

Attn: Liability Management

Call toll-free: (800) 558-3745

Collect: (212) 723-6106